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                                                            EXHIBIT (a)(1)(xiii)

                         NEXT LEVEL COMMUNICATIONS, INC.

                                SUPPLEMENT TO THE
            OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE
                COMMON STOCK UNDER THE 1999 EQUITY INCENTIVE PLAN

                     THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE
                       AT 9:00 P.M. PDT ON AUGUST 7, 2001
                          UNLESS THIS OFFER IS EXTENDED

        Next Level Communications, Inc. hereby supplements and amends the Offer to Exchange Certain Outstanding Options dated July 11, 2001 as follows:

INTRODUCTION

        On July 27, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $3.90 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

        As of July 27, 2001, options to purchase 13,333,290 shares of our common stock were issued and outstanding under the 1999 Equity Incentive Plan. Of these options, options to purchase 8,321,667 shares of our common stock had an exercise price of $40.00 or higher per share, 5,668,100 of which are held by employees below the senior vice president level. Options to purchase a total of 5,678,600 shares of our common stock are eligible for exchange pursuant to this offer. The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 7% of the total shares of our common stock outstanding as of July 27, 2001.

1.      NUMBER OF OPTIONS; EXPIRATION DATE.

        The term "expiration date" means 9:00 p.m. PDT on Tuesday, August 7, 2001, unless and until we, in our discretion, have extended the period of time during which this offer will remain open, in which event the term "expiration date" refers to the latest time and date at which this offer, as so extended, expires.

        For purposes of this offer, the term "business day" means any day, other than Saturday, Sunday, or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

3.      PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS.

        Proper Exchange of Options. To validly elect to exchange your options pursuant to this offer, you must, in accordance with the terms of the Amended Election Concerning Exchange of Stock Options form, properly complete, duly execute and deliver to us the Amended Election



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Concerning Exchange of Stock Options form. We must receive the amended form by either internal mail or post in the office of Bob Vereschagin, Human Resources Department, Next Level Communications, Inc., 6085 State Farm Drive, Rohnert Park, California, 94928 before the expiration date. Our receipt of the original Election Concerning Exchange of Stock Options form does not constitute a valid election to exchange your options. We have discarded all original election forms previously submitted to us and we will disregard any original forms that we receive in the future.

        If you do not turn in the amended election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms. If you have already submitted an original form and we do not receive an amended from before the expiration date, you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms.

        THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE AMENDED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. IT IS YOUR RESPONSIBILITY TO ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY AND RECEIPT BY US.

4.      WITHDRAWAL RIGHTS.

        You can withdraw your options elected for exchange at any time before 9:00 p.m. PDT on Tuesday, August 7, 2001. If this offer is extended by us beyond that time, you can withdraw your elected options at any time until the extended expiration of this offer.

        You can also withdraw your options elected for exchange if you have not received notice that we have accepted your options elected for exchange by 9:00 p.m. PDT on September 5, 2001.

5.      ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

        As of July 27, 2001, we do not anticipate that the replacement grant date will be significantly delayed beyond the projected replacement grant date as a result of the compensation committee meeting.

        If your options are properly elected for exchange and accepted by us for exchange, you will receive a rights letter upon expiration of this offer. The rights letter will confirm that your options have been accepted for exchange and cancelled and will summarize your rights as a participant in the exchange program, including the material terms of this offer such as the projected replacement grant date and the number of shares of our common stock your new options will entitle you to purchase.



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8.      INFORMATION CONCERNING NEXT LEVEL COMMUNICATIONS.

        Additional Financial Information. We have provided the following additional financial information for your reference. Numbers are in thousands, except for share data.

                                 FISCAL YEAR ENDED        THREE MONTHS ENDED         SIX MONTHS ENDED
--------------------------------------------------------------------------------------------------------
                              12-31-99     12-31-00      6-30-01      6-30-00      6-30-01      6-30-00
--------------------------------------------------------------------------------------------------------
Current assets                $ 184,332    $ 187,232    $ 126,905    $ 168,519    $ 126,905    $ 168,519
--------------------------------------------------------------------------------------------------------
Noncurrent assets                83,479       88,484       82,933       81,861       82,933       81,861
--------------------------------------------------------------------------------------------------------
Current liabilities              36,384      116,967      147,143       47,118      147,143       47,118
--------------------------------------------------------------------------------------------------------
Noncurrent liabilities               --       25,199           --       25,173           --       25,173
--------------------------------------------------------------------------------------------------------
Gross profit (loss)               6,040       24,860      (66,038)       8,075      (59,940)      13,606
--------------------------------------------------------------------------------------------------------
Operating profit (loss)        (201,209)     (80,265)     (93,984)     (16,543)    (116,241)     (36,804)
--------------------------------------------------------------------------------------------------------
Net income (loss)              (205,072)     (74,838)    (102,135)     (14,633)    (124,533)     (33,062)
--------------------------------------------------------------------------------------------------------
Net income (loss) per share       (2.78)       (0.91)       (1.20)       (0.18)       (1.47)       (0.41)
--------------------------------------------------------------------------------------------------------
Fixed charges                     6,038      643,000        3,298           38        3,298           38
--------------------------------------------------------------------------------------------------------
Book value per share                                    $    0.74                 $    0.74
--------------------------------------------------------------------------------------------------------

13.     EXTENSION OF OFFER; TERMINATION; AMENDMENT.

        Amendments to this offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issue no later than 6:00 a.m. PDT on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to this offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

15.     ADDITIONAL INFORMATION

        These filings, our other annual, quarterly and current reports, our proxy statement and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room: 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549.

16.     MISCELLANEOUS

        Our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual



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results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in our most recently filed report on Form 10-K or Form 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

        The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this tender offer.



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                                   SCHEDULE A

                            CONDITIONS OF THIS OFFER

        Notwithstanding any other provision of this offer, we will not be required to accept any options elected for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to certain limitations, if at any time on or after July 11, 2001 and prior to the expiration date any of the following events has occurred or has been determined by us to have occurred, and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with this offer or with such acceptance and cancellation of options elected for exchange:

               (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the options elected for exchange pursuant to this offer or the issuance of new options;

               (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

                      (i) make the acceptance for exchange of, or issuance of new options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this offer;

                      (ii) delay or restrict our ability, or render us unable, to accept for exchange or issue new options for some or all of the options elected for exchange; or

                      (iii) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Next Level Communications;

               (c)  there shall have occurred:

                      (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

                      (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

                      (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;



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                      (iv) any limitation, whether or not mandatory, by any
                      governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

                      (v) any decrease greater than 50% of the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Next Level Communications or on the trading in our common stock;

                      (vi) in the case of any of the foregoing existing at the time of the commencement of this offer, a material acceleration or worsening thereof; or

                      (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on July 11, 2001;

               (d) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with this offer;

               (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

                      (i) any person, entity or group within the meaning of
                      Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before July 11, 2001;

                      (ii) any such person, entity or group that has filed a
                      Schedule 13D or Schedule 13G with the SEC on or before July 11, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

                      (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or



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               (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Next Level Communications that is or may be material to Next Level Communications.

        The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Schedule A will be final and binding upon all persons.



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                                   SCHEDULE B

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                         NEXT LEVEL COMMUNICATIONS, INC.


               The directors and executive officers of Next Level
Communications, Inc. and their positions and offices as of July 27, 2001 are set forth in the following table:

NAME                                POSITIONS AND OFFICES HELD
----                                --------------------------
J. Michael Norris                   Chairman of the Board, Chief Executive
                                    Officer and President

Keith A. Zar                        Senior Vice President, General Counsel,
                                    Secretary and Chief Administrative Officer

James F. Ide                        Vice President, Acting Chief Financial
                                    Officer, Acting Treasurer and Controller

Hans L. Van Welzen                  Senior Vice President, Worldwide Sales

T. Murat Uraz                       Senior Vice President and Chief Engineering
                                    Officer

William A. Weeks                    Senior Vice President and Chief Technical
                                    Officer

Declan J. Shalvey                   Senior Vice President, Operations

Frank P. Tuhy                       Senior Vice President, Technology

Jeffrey B. Barnell                  Senior Vice President, Marketing and Product
                                    Management

Peter W. Keeler                     Director

Eugene Delaney                      Director

Ferdinand C. Kuznik                 Director

Paul S. Latchford                   Director

John McCartney                      Director

James G. Roseland                   Director

Richard Severns                     Director


The address of each director and executive officer is: c/o Next Level Communications, Inc., 6085 State Farm Drive, Rohnert Park, California 94928.



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